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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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Kerr-McGee Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2006
KERR-McGEE CORPORATION
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102

Notice of 2006 Annual Meeting of Stockholders
and Proxy Statement
Tuesday, May 9, 2006
9:00 a.m.

March 29, 2006

Dear Stockholders:

        On behalf of the Board of Directors, it is my pleasure to invite you to Kerr-McGee Corporation's 2006 Annual Meeting of Stockholders, which will be held at 9:00 a.m. on Tuesday, May 9, 2006, in the Robert S. Kerr Auditorium, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

        Attached is the Notice of Meeting and Proxy Statement, which describes in detail the three matters on which you are being asked to vote. Also enclosed is Kerr-McGee's 2005 Annual Report.

        Your vote is important no matter how many shares you own. Regardless of whether you plan to attend the meeting, I encourage you to promptly vote by telephone or Internet or complete and return the enclosed proxy card to ensure that your shares will be represented at the meeting.

Sincerely yours,

Luke R. Corbett Chairman and Chief Executive Officer

KERR-McGEE CORPORATION
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

        Kerr-McGee Corporation's 2006 Annual Meeting of Stockholders will be held at 9:00 a.m. on Tuesday, May 9, 2006, at the Robert S. Kerr Auditorium, 123 Robert S. Kerr Avenue, Oklahoma City, Oklahoma 73102.

        At the meeting, Stockholders will act on the following matters:

    1.
    Election of Three Directors;

    2.
    Ratification of the Appointment of Independent Auditors; and

    3.
    Stockholder Proposal Requesting Establishment of an Office of the Board of Directors.

These matters are described in detail in the attached Proxy Statement. The Board of Directors recommends a vote FOR Items 1 and 2 and a vote AGAINST Item 3.

        Holders of Kerr-McGee Corporation common stock at the close of business on March 10, 2006, are entitled to receive notice of and to vote at the meeting.

        It is important that your shares be represented at the meeting. Regardless of whether you plan to attend the meeting, please vote your shares as soon as possible.

By Order of the Board of Directors,
Gregory F. Pilcher Senior Vice President, General Counsel and Secretary

KERR-McGEE CORPORATION
Kerr-McGee Center
P. O. Box 25861
Oklahoma City, Oklahoma 73125

Proxy Statement for the
2006 Annual Meeting of Stockholders
on May 9, 2006, at 9:00 a.m.

        The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Kerr-McGee Corporation (the "Company"). This Proxy Statement and the accompanying form of proxy are first being mailed to Stockholders on or about March 29, 2006.

AGENDA FOR ANNUAL MEETING

        Three items of business are scheduled for the 2006 Annual Meeting, as follows:

  1.
  Election of three Directors;

  2.
  Ratification of the appointment of Ernst & Young LLP as the Company's independent auditors; and

  3.
  Stockholder proposal requesting establishment of an Office of the Board of Directors.

        All of these items are discussed below.

        The Board unanimously recommends a vote "FOR" each of Items 1 and 2 and a vote "AGAINST" Item 3.

VOTING SECURITIES

        The Company's only class of voting securities is its common stock, having a par value of $1.00 per share ("Common Stock"), of which there were 113,692,251 shares outstanding as of the close of business on March 10, 2006, the record date for Stockholders entitled to receive notice of and to vote at the Annual Meeting. Each share is entitled to one vote. The number of shares outstanding does not include treasury stock, which will not be voted.

        Under Section 216 of the Delaware General Corporation Law and the Kerr-McGee Corporation ByLaws (the "ByLaws"), a majority of the shares of the common stock of the Company, present in person or represented by proxy, shall constitute a quorum for purposes of the Annual Meeting. Abstentions and broker non-votes are considered to be shares present for the purpose of determining whether a quorum exists. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

        Directors shall be elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of Directors. Abstentions and broker non-votes are not counted as votes present for the purpose of electing Directors. In all matters other than the election of Directors, the affirmative vote of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the Stockholders. With respect to such matters, broker non-votes are not considered to be shares present in person or represented by proxy, but abstentions are considered to be shares present in person or represented by proxy, and, therefore, abstentions will have the effect of votes against the proposal.

        The New York Stock Exchange has determined that the appointment of independent auditors is a "routine" item. Therefore, a broker or nominee may vote shares held by it with respect to that item if no instructions have been received for it at least 15 days before the 2006 Annual Meeting.

        Stockholders may appoint proxies to vote their shares in one of three ways, depending on where they are located:

  1.
  Via Internet, pursuant to the instructions on the enclosed proxy card;

  2.
  Calling the toll-free number on the proxy cards; or

  3.
  Signing, dating and mailing the proxy card in the envelope provided.

        Proxies will be voted as directed, unless revoked at or before the Annual Meeting on May 9, 2006. Any Stockholder who attends the Annual Meeting and elects to vote in person may at the meeting revoke a previously designated proxy. Otherwise, revocation of a proxy will be effective only if a Stockholder advises the Corporate Secretary of the revocation in writing, including a later-dated proxy, that is received by the Corporate Secretary on or before 9:00 a.m. (Central Time) on May 9, 2006.

Item No. 1
ELECTION OF THREE DIRECTORS

        On the recommendation of the Corporate Governance and Nominating Committee, the Board has nominated Sylvia A. Earle, Martin C. Jischke and Leroy C. Richie for election as Directors for a term expiring at the 2009 Annual Meeting, and in each case until their respective successors are elected and qualified. Dr. Earle, Dr. Jischke and Mr. Richie are currently Directors of the Company whose terms expire at the 2006 Annual Meeting.

        All of the Board's nominees have consented to serve, and the Company has no reason to believe any nominee will be unavailable. Should any of the Board's nominees become unavailable for any reason, the proxies will be voted for a substitute nominee to be named by the Board, unless the Board reduces the number of Directors constituting the full Board.

        Biographical and other information about each of the nominees is set forth in this Proxy Statement beginning on Page 4 under "Director Information."

        At the Annual Meeting, the Stockholders will vote on the election of each of the nominees to the Board. The Board unanimously recommends a vote "FOR" the election to the Board of each of the nominees.

DIRECTOR INFORMATION

        The following contains information concerning the Company's Directors (including their respective ages as of March 1, 2006), including the three nominees standing for election at the Annual Meeting. All information is as of March 1, 2006. Information about each Director's ownership of Company common stock is contained on Page 26 under the caption "Ownership of Stock of the Company—Directors and Management." Information about Director compensation is contained on Page 9 under the caption "Information About the Board—Compensation."

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
(FOR A TERM ENDING 2009)

SYLVIA A. EARLE, 70, is Chair of Deep Ocean Exploration and Research, Inc., a position she has held since 1992, and since 1998 has been Explorer-in-Residence for the National Geographic Society. Dr. Earle has also been the Program Director for the Harte Research Institute for Gulf of Mexico Studies at Texas A&M University at Corpus Christi since 2001. Dr. Earle has been a member of the Company's Board of Directors since 1999. She chairs the Board's Corporate Governance and Nominating Committee and is a member of the Board's Executive Compensation Committee.

MARTIN C. JISCHKE, 64, is President of Purdue University, a position he has held since 2000. He was President of Iowa State University from 1991 to 2000. Dr. Jischke has served on the Company's Board of Directors since 1993. He is a member of the Board's Executive Compensation and Corporate Governance and Nominating Committees. Dr. Jischke also serves on the Boards of Directors of Wabash National Corporation and Duke Realty Corporation.

LEROY C. RICHIE, 64, is Chairman and Chief Executive Officer of Q Standards World Wide, Inc., a provider of publication and library services for technical standards, a position he has held since 2000, and, since 2005, has been of Counsel to the law firm of Lewis & Munday, P.C. From 1999 to 2000, he served as Chairman and Chief Executive Officer of Capitol Coating Technologies, Inc. He was President of Intrepid World Communications from 1998 to 1999. From 1990 through 1997, Mr. Richie was Vice President and General Counsel for Automotive Legal Affairs of Chrysler Corporation. Mr. Richie has served on the Company's Board of Directors since 1998. He chairs the Board's Audit Committee and is a member of the Board's Executive Compensation and Corporate Governance and Nominating Committees. Mr. Richie serves on the Board of Directors of Infinity Energy Resources, Inc. He also serves on the Board of Directors of the companies in the Seligman family of investment companies, with the exception of Seligman Cash Management Fund, Inc.

CONTINUING DIRECTORS (TERM EXPIRES AT THE 2007 ANNUAL MEETING)

WILLIAM E. BRADFORD, 71, is retired from Halliburton Company, a provider of energy and energy services, where he served as Chairman of the Board from 1998 to 2000. From 1996 to 1998, Mr. Bradford served as Chairman of the Board and Chief Executive Officer of Dresser Industries, Inc., now merged with Halliburton Company. Mr. Bradford has served on the Company's Board of Directors since 1999. He is the Board's Lead Director and is a member of the Board's Audit, Executive Compensation, and Corporate Governance and Nominating Committees. Mr. Bradford also serves on the Board of Directors of Valero Energy Corporation.

LUKE R. CORBETT, 59, is Chairman of the Board and Chief Executive Officer of the Company. He has served in that capacity since May 1999 and also from February 1997 to February 1999. Between February 1999 and May 1999, he served as Chief Executive Officer, and from 1995 to 1997, he served as President and Chief Operating Officer. Mr. Corbett has served on the Company's Board of Directors since 1995. He also serves on the Boards of Directors of OGE Energy Corp. and Noble Corporation.

DAVID C. GENEVER-WATLING, 60, is President of GW Enterprises LLC, an investment and management firm, a position he has held since 1998. From 1997 to 2000, he was a Managing Director of SMG Management L.L.C., an investment firm, and from 1992 to 1995, he served as President and Chief Executive Officer of General Electric Industrial and Power Systems. Mr. Genever-Watling has served on the Company's Board of Directors since 1999. He is a member of the Board's Audit, Executive Compensation Committee and Corporate Governance and Nominating Committees.

FARAH M. WALTERS, 61, is President and Chief Executive Officer of QualHealth, LLC since 2005. Previously, she served as President and Chief Executive Officer of University Hospitals Health System, Cleveland, Ohio, from 1992 to 2002. Ms. Walters has served on the Company's Board of Directors since 1993. She chairs the Board's Executive Compensation Committee and is a member of the Board's Audit and Corporate Governance and Nominating Committees. Ms. Walters also serves on the Boards of Directors of PolyOne Corporation and Alpharma Inc.

CONTINUING DIRECTORS (TERM EXPIRES AT THE 2008 ANNUAL MEETING)

ROBERT O. LORENZ, 59, is a Certified Public Accountant and retired as a partner with Arthur Anderson LLP in 2002. While at Arthur Anderson, Mr. Lorenz served as an auditor for public companies in a variety of industries, including energy, and, from 2000 to 2002, was audit division head and managing partner of the Oklahoma practice. He has served on the Company's Board of Directors since 2005. Mr. Lorenz is a member of the Board's Audit and Executive Compensation Committees. He also serves on the Board of Directors of OGE Energy Corp., Infinity Energy Resources, Inc., and Panhandle Royalty Co.

MICHAEL PORTILLO, 52, is a journalist and speaker in the United Kingdom. He serves on the International Commission on Missing Persons in the former Yugoslavia. He has served in a variety of positions in the British Cabinet, including Secretary of State for Defense, Chief Secretary to the Treasury, Minister for Employment, Transportation and Environment, and as a special advisor to the Secretary of State for Energy. He most recently served as a member of Parliament in the United Kingdom's House of Commons from 1999 to 2005. Mr. Portillo also serves on the Board of Directors of BAE Systems plc.

WILLIAM F. WALLACE, 66, retired as Vice Chairman of Barrett Resources in 1996, after serving in that position since 1995. From 1994 to 1995, Mr. Wallace was President, Chief Operating Officer and Director of Plains Petroleum Co., which merged with Barrett Resources in 1995. Previously, Mr. Wallace spent 23 years with Texaco Inc., serving in various capacities. Mr. Wallace has served on the Company's Board of Directors since 2004. He is a member of the Board's Audit and Executive Compensation Committees. Mr. Wallace also serves on the Board of Directors of MarkWest Hydrocarbon, Inc.

IAN L. WHITE-THOMSON, 69, retired as Chairman of the Board of U. S. Borax, Inc., a provider of borax and borate products, in June 1999, after serving in that position since 1996. In addition, he was President and Chief Executive Officer of U.S. Borax, Inc. from 1988 to 1999, and Chief Executive Officer of Rio Tinto Borax Ltd. from 1995 to June 1999. In September 2001, Mr. White-Thomson retired as Executive Director of the Los Angeles Opera, a position he had held since 2000. Mr. White-Thomson has served on the Company's Board of Directors since 1999. He is a member of the Board's Audit, Executive Compensation, and Corporate Governance and Nominating Committees.

INFORMATION ABOUT THE BOARD

Operations and Meetings

        Directors are expected to attend substantially all annual stockholder meetings, Board meetings and meetings of the committees of the Board on which they serve. During 2005, the Board held 14 meetings, with each Director attending 75% or more of the aggregate number of meetings of the Board and of the committees of the Board on which each such Director served, and all Directors, except for Mr. Lorenz, who joined the Board in July 2005, and Mr. Portillo, who joined the Board in February 2006, attended the 2005 Annual Meeting of Stockholders.

        The Board's operation and responsibilities are governed by the Company's Certificate of Incorporation, ByLaws, Corporate Governance Guidelines, charters for the Board's standing committees and the laws of the State of Delaware. The Certificate of Incorporation, ByLaws, Corporate Governance Guidelines, and committee charters are available on the Company's website (www.kerr-mcgee.com). Directors discharge their responsibilities not only by attending Board and committee meetings but also through communication with the Chairman and Chief Executive Officer and other members of management about matters of interest and concern to the Company.

Lead Director

        The Board has designated Mr. Bradford as its lead non-management Director ("Lead Director"). As Lead Director, Mr. Bradford leads meetings of the non-management Directors, facilitates communications between non-management Directors and the Chairman and Chief Executive Officer, provides guidance to the Chairman and Chief Executive Officer regarding the agenda and scheduling for Board meetings and for such other matters as may be determined by the Board from time to time.

Audit Committee

        The Audit Committee of the Board acts on behalf of the Board with respect to the engagement of the Company's independent auditors and with respect to the authorization of all audit and other services provided to the Company by its internal and independent auditors. In addition, the committee assists the Board with the oversight of the Company's financial statements, financial reporting process, systems of internal accounting and financial controls, disclosure controls and procedures, and compliance with legal and regulatory requirements. The committee also evaluates enterprise risk issues and the performance of internal and independent auditors, among other things.

        The Audit Committee is currently comprised of the following Directors: Mr. Richie (Chair), Mr. Bradford, Mr. Genever-Watling, Mr. Lorenz, Mr. Wallace, Ms. Walters and Mr. White-Thomson. The Board has determined that each of Messrs. Genever-Watling and Lorenz is an "audit committee financial expert," as that term is defined by the Securities and Exchange Commission, and that Mr. Lorenz's simultaneous service on the audit committees of four public companies does not impair his ability to serve on the Audit Committee. The Audit Committee met six times in 2005. In addition, the Chair of the Audit Committee held conference calls each quarter with the Company's independent auditors and with the Company's Chief Accounting Officer in conjunction with the release of quarterly earnings. The Report of the Audit Committee begins on Page 12. The charter of the Audit Committee, which has been approved by the Board, is included in this Proxy Statement as Exhibit A.

Executive Compensation Committee

        The Executive Compensation Committee of the Board evaluates and determines the salary and benefits of the Chief Executive Officer and reviews the salaries and benefits determined by the Chief Executive Officer for all other officers of the Company, recommending to the full Board such changes as it may deem appropriate. In addition, the Executive Compensation Committee determines the incentive compensation awards for all officers and administers the Annual Incentive

Compensation Plan, the Long Term Incentive Plan, the Executive Deferred Compensation Plan, the Deferred Compensation Plan for Non-Employee Directors and the Supplemental Executive Retirement Plan. A subcommittee of the Executive Compensation Committee makes determinations regarding cash bonuses for the Company's officers after an initial review by the full committee.

        The Executive Compensation Committee is currently comprised of the following Directors: Ms. Walters (Chair), Mr. Bradford, Dr. Earle, Mr. Genever-Watling, Dr. Jischke, Mr. Lorenz, Mr. Richie, Mr. Wallace and Mr. White-Thomson. All members of the Executive Compensation Committee meet the definitions of (i) a "non-employee director" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (ii) an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The committee, including its subcommittee, met four times in 2005. The report of the Executive Compensation Committee begins on Page 16.

Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee of the Board recommends to the Board nominees for election to the Board based on the Criteria for Nomination as a Director that have been approved by the Board, which can be found on the Company's website. In making its recommendations to the Board, the committee will consider and review the background and qualifications of candidates recommended to it by current Board members as well as candidates recommended by Stockholders. All candidates, whether recommended by current Board members or by Stockholders, are evaluated using the same Criteria for Nomination as a Director. Recommendations should be made in writing and be addressed to the Chair of the Corporate Governance and Nominating Committee and sent c/o the Corporate Secretary, Kerr-McGee Corporation, P.O. Box 25861, MT-29, Oklahoma City, Oklahoma 73125.

        A Stockholder recommendation should set forth (i) the name and address of and number of shares of Company stock owned by each of the recommending Stockholder and the recommended candidate, (ii) information relating to the recommended candidate that would be required to be disclosed in solicitation of proxies for the election of the candidate pursuant to Regulation 14A under the Securities Exchange Act of 1934, (iii) a description of all agreements related to the nomination among the recommending Stockholder, the recommended candidate and/or other persons, (iv) the notarized written consent of the recommended candidate to be named in the proxy statement as a nominee and to serve as a Director if elected and (v) any other information the recommending Stockholder believes would be useful in informing the committee's decision making.

        The committee begins considering candidates in the fall of the year before the annual meeting at which Directors are to be elected. Accordingly, any stockholder recommendation should be submitted in sufficient time to enable the committee to evaluate the recommendation on its regular fall timetable. When a qualified incumbent Director is willing to stand for reelection, the committee may, in its discretion, give precedence to the Director when recommending nominees to the Board.

        Once a person has been identified by the committee as a potential candidate, the committee may collect and review publicly available information regarding the person to assess whether the person should be considered further; request additional information from the candidate and/or the recommending Stockholder; contact references or other persons to assess the candidate; and conduct one or more interviews of the candidate.

        The committee also makes recommendations to the Board regarding corporate governance and oversees the evaluation of the Board, including the evaluation of individual Directors, and management. The Corporate Governance and Nominating Committee currently consists of the following Directors: Dr. Earle (Chair), Mr. Bradford, Mr. Genever-Watling, Dr. Jischke, Mr. Richie, Ms. Walters and Mr. White-Thomson. The Corporate Governance and Nominating Committee met four times in 2005.

Independence

        The Board has adopted categorical standards to assist it in determining whether a Director has a material relationship with the Company and, accordingly, whether a Director is independent. The standards can be found on the Company's website under the Investor Relations and Corporate Governance links and as Exhibit B to this Proxy Statement. No Director, other than Mr. Corbett, has a relationship with the Company that impairs his or her independence under the Company's categorical independence standards. The Board has considered Mr. Lorenz's service on the Board of Directors of the United Way of Central Oklahoma, a charitable organization that typically receives more than $100,000 per year in donations from the Company. The Board determined that this relationship does not constitute a material relationship with the Company because the Company's long history of supporting the United Way began well before Mr. Lorenz joined the Board, the Company's contributions constitute a relatively small percentage of the United Way's total contributions budget, and the United Way serves as a clearinghouse for more than 50 local non-profit agencies. Accordingly, the Board has determined that no director, other than Mr. Corbett, has a material relationship with the Company and that each director, other than Mr. Corbett, is independent under both the New York Stock Exchange listing standards and the standards adopted by the Board. In addition, the Audit, Executive Compensation, and Corporate Governance and Nominating Committees are comprised entirely of independent directors, and the Audit Committee members meet Securities and Exchange Commission eligibility standards applicable to Audit Committee members.

Compensation

        Directors who are not employees of the Company are paid an annual retainer fee of $50,000 and a fee of $2,000 for each meeting attended, including meetings of the Board and Board committees and subcommittees, certain meetings held by committee chairs or the Lead Director, and meetings held by other Board members at the request of or on behalf of the Board or a committee. In addition, the Lead Director is paid an annual fee of $30,000; the Audit Committee Chair is paid an annual fee of $12,000; and other committee chairs are paid an annual fee of $6,000. Under the 2005 Kerr-McGee Corporation Long Term Incentive Plan approved by the Stockholders at the 2005 Annual Meeting, non-employee Directors also are granted each year 1,500 shares of restricted Common Stock and 4,000 options to purchase shares of Common Stock at the market price prevailing on the date of the grant. Directors are reimbursed for travel expenses and lodging and other out-of-pocket expenses they incur in connection with their service on the Board. Directors periodically receive mementos in connection with meetings of the Board. Taxes payable on such items are paid by the Company and totaled less than $500 per person in 2005.

        Pursuant to the Deferred Compensation Plan for Non-Employee Directors, any Director who is not an employee of the Company may elect to defer any cash compensation earned as a Director. Similarly, any Director who is not an employee of the Company may elect to defer any portions of restricted stock awards. Deferred compensation, together with any associated gain, loss or earnings, will be paid at the Director's retirement, either in a single lump sum payment or in five, ten, or fifteen equal annual installments, or at another selected date, as determined by the Director.

Communicating with the Board of Directors

        The Board of Directors has established methods for Stockholders to communicate with the Board. Stockholders wishing to communicate with one or more Directors or the Board as a whole may do so in a writing addressed to the Director(s) or the Board and sent to the Corporate Secretary, Kerr-McGee Corporation, P.O. Box 25861, MT-29, Oklahoma City, Oklahoma 73125. Stockholders also may communicate with Directors by e-mail addressed to kerr-mcgeedirectors@kmg.com.

        In addition, Stockholders can communicate with Directors by calling Kerr-McGee's anonymous and confidential Hotline at 800-867-5118 in the U.S. and Canada and from other locations internationally by dialing the applicable country code and 405-270-2559 (calls from certain international locations can be made toll free by using other telephone numbers found on the Company's website). The Corporate Secretary reports to the Audit Committee any calls made to the Kerr-McGee Hotline regarding accounting, internal accounting controls or auditing matters and informs non-management Directors of reports made to the Kerr-McGee Hotline that are intended for non-management Directors. Information about the Kerr-McGee Hotline can be found on the Company's website.

        At the Board's direction, the Company's Corporate Secretary receives all Stockholder communications and forwards directly to the intended recipient all Stockholder communications that are related to corporate governance, accounting, auditing, legal compliance, human rights, or social responsibility and all other communications relevant to a Director's service on the Board. At the Board's direction, the Corporate Secretary generally does not forward "spam" communications related to solicitations for products or services, items of a personal nature not relevant to Stockholders as a whole or other matters that are of a type that render them irrelevant to the functioning of the Board.

        The Chair of the Corporate Governance and Nominating Committee periodically reviews all Stockholder communications, including those not automatically forwarded to the non-management Directors, and all Directors are able to review and obtain copies of all Stockholder communications. In addition, the Corporate Secretary consults with the Lead Director as appropriate with regard to Stockholder communications.

Item No. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee of the Board has appointed Ernst & Young LLP, an independent auditing firm, as the Company's independent auditors for 2006, subject to Stockholder ratification. Ernst & Young LLP served as the Company's independent auditors for the years ended December 31, 2004 and December 31, 2005.

        Representatives of Ernst & Young LLP will be present at the Annual Meeting to make a statement if they desire to do so and will be available to respond to appropriate questions from Stockholders.

        At the Annual Meeting, the Stockholders will vote on the ratification of the appointment of Ernst & Young LLP as independent auditors for 2006.

        The Board unanimously recommends a vote "FOR" the ratification of the appointment of Ernst & Young LLP as the Company's independent auditors.

        If the appointment of Ernst & Young LLP for 2006 is not ratified by the Stockholders, the Board will reconsider the matter. If Ernst & Young LLP ceases to act as the Company's independent auditors, or if the Board removes Ernst & Young LLP as the Company's independent auditors, the Audit Committee will appoint another independent public accounting firm. The engagement of independent auditors for 2007 will be subject to ratification by the Stockholders at the 2007 Annual Meeting.

FEES PAID TO THE INDEPENDENT AUDITORS

        During calendar years 2004 and 2005, the Company retained Ernst & Young LLP, the Company's independent auditors, to provide services in the following categories and amounts:

	2004	2005
Audit Fees	$5,989,660	$8,742,000	(1)
All Other Fees
Audit Related(2)	$164,500	$176,000
Tax(3)	1,179,266	1,224,735
Other	—	—

Total Other Fees	$1,343,766	$1,400,735

Total Fees(4)	$7,333,426	$10,142,735

(1)
Audit fees in 2005 include $2,485,000 of aggregate incremental costs related to the initial public offering and audit of Tronox Incorporated, a majority-owned subsidiary of the Company.

(2)
These amounts represent fees for audits of benefits plans.

(3)
These amounts represent fees for expatriate tax return preparation and other compliance and tax consulting related to domestic and international tax planning.

(4)
As a matter of practice, the Company obtains the approval of the Audit Committee prior to engaging Ernst & Young LLP for any services.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal control over financial reporting.

        In fulfilling its oversight responsibilities, the Committee reviewed with management the audited financial statements contained in the Annual Report. The review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Company's independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles and to report on the company's internal control over financial reporting. The Committee reviewed with Ernst & Young LLP, the Company's independent auditors, Ernst & Young LLP's judgment as to the quality, not just the acceptability, of the Company's accounting principles. The Committee discussed with Ernst & Young LLP the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law, or listing standards, including matters required to be discussed by Statement on Auditing Standard No. 61, as amended by Statement on Auditing Standard No. 90. The Committee also discussed with Ernst & Young LLP the independent auditors' independence from management and the Company, including the independence rules adopted by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002; Rule 3600T of the Public Company Accounting Oversight Board, which adopted on an interim basis independence Rule 101 of the American Institute of Certified Public Accountants' Code of Professional Conduct and Standards Nos. 1, 2 and 3 of the Independence Standards Board, a letter with respect to which was delivered to the Committee by Ernst & Young LLP. The Committee considered whether the provision of non-audit services by the Company's independent auditors is compatible with maintaining the auditors' independence.

        The Committee discussed with both the Company's internal auditors and the independent auditors the overall scope and plans for their respective audits. The Committee met with both the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal control over financial reporting, and the overall quality of the Company's financial reporting.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended 2005 for filing with the Securities and Exchange Commission. The Committee also appointed Ernst & Young LLP as the Company's independent auditors for 2006, subject to Stockholder ratification.

Submitted By:

Audit Committee

Leroy C. Richie, Chair
William E. Bradford
David C. Genever-Watling
Robert O. Lorenz
William F. Wallace
Farah M. Walters
Ian L. White-Thomson

Item No. 3
STOCKHOLDER PROPOSAL REQUESTING
ESTABLISHMENT OF AN OFFICE OF THE BOARD OF DIRECTORS

        The following proposal was submitted to the Company by New York City Comptroller William C. Thompson, Jr., as custodian and trustee for, and on behalf of, the New York City Employees' Retirement System, the New York City Teachers' Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, and as custodian of the New York City Board of Education Retirement System which report holdings of, collectively, 314,626 shares of the Company's Common Stock as of November 14, 2005. Mr. Thompson's address is 1 Centre Street, New York, New York 10007-2341.

Proposal

        WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law with the duty and authority to formulate and direct corporate policies; and

        WHEREAS, in 2002, the Board of Directors of the New York Stock Exchange, recognizing the need to improve corporate governance, proposed a listing standard to empower non-management directors as a more effective check on management, and to facilitate direct communications between shareholders and the non-management directors; and

        WHEREAS, in an August 8, 2003, release pertaining, in part, to disclosure of companies' procedures for shareholder communications with the directors, the Securities and Exchange Commission stated that "Providing security holders with disclosure about the process for communicating with board members would improve the transparency of board operations, as well as security holder understanding of the companies in which they invest;"

        WHEREAS, a January 1994 study entitled: Improving Communications Between Corporations and Shareholders: Overall Findings and Recommendations, prepared on behalf of the New Foundations Working Group, John F. Kennedy School of Government, Harvard University, recommended several mechanisms for direct communications between directors and shareholders. Among the recommendations were:

  •
  Regular meetings with groups of shareholders and selected board members

  •
  Meetings between large shareholders and the full board of directors

        WHEREAS, we believe that the creation of a means for direct communications on corporate governance matters between shareholders and the non-management directors would benefit the company through constructive discussions of perspectives, enhanced understanding, valuable feedback, and the fostering of meaningful links between directors and the shareholders by whom they are elected;

        NOW, THEREFORE, BE IT RESOLVED: that the shareholders request the board of directors to initiate the appropriate process to amend the Company's governance documents (certificate of incorporation or bylaws) to establish an Office of the Board of Directors to enable direct communications on corporate governance matters, including meetings, between non-management directors and shareholders. The office shall report directly to a committee of the non-management directors.

Supporting Statement of New York City Comptroller

        We believe that the confidence of investors in the U.S. capital markets has been deeply shaken by corporate malfeasance at companies, such as Enron and World Com. As long-term investors, we are concerned about the potential negative impact that continued erosion of investor confidence could have on the long-term interests of the company and the shareholders. This proposal is intended to improve investor confidence by improving director and shareholder communications on corporate governance matters, and strengthening the relationship between the Board of Directors and the shareholders.

Board of Directors' Response Opposing the Stockholder Proposal and
Recommending a Vote "AGAINST" the Stockholder Proposal

Summary

        The Board of Directors already has strengthened the communication channels available to the Company's Stockholders and has implemented a number of methods for Stockholders to communicate with the Company and its Directors. According to guidelines provided by the New York Stock Exchange (the "NYSE"), the communication methods already adopted by the Board meet the NYSE's standards for its listed companies. The Board of Directors believes the method urged by the proponent does not add to, and may detract from, the Board's current communication system. As a result, the Board of Directors unanimously recommends a vote "AGAINST" the Proposal.

The Board Already Has Implemented Multiple Channels for Communication

        As discussed on Page       of this Proxy Statement, the Board, including all of its non-management Directors, already has implemented multiple methods for communicating with non-management Directors. Recognizing that Stockholders are a diverse group and desiring to accommodate their varied practices, the communication channels already in place are varied and include:

  •
  Stockholders wishing to communicate with one or more Directors may do so in a writing addressed to the Director(s) and sent in care of the Corporate Secretary.

  •
  Stockholders may communicate with Directors by e-mail addressed to kerr-mcgeedirectors@kmg.com.

  •
  Stockholders may use the Company's toll-free hotline to anonymously and confidentially report to the Audit Committee complaints regarding accounting, internal accounting controls or auditing matters and to make any other kind of report to non-management Directors.

        At the Board's direction, the Company's Corporate Secretary receives all Stockholder communications and forwards directly to the intended recipient all Stockholder communications that are related to corporate governance, accounting, auditing, legal compliance, human rights, or social responsibility and all other communications relevant to a Director's service on the Board. At the Board's direction, the Corporate Secretary generally does not forward "spam" communications related to solicitations for products or services, items of a personal nature not relevant to Stockholders as a whole or other matters that are of a type that render them irrelevant to the functioning of the Board.

        The Chair of the Corporate Governance and Nominating Committee periodically reviews all Stockholder communications, including those not automatically forwarded to the non-management Directors, and all Directors are able to review and obtain copies of all Stockholder communications. In addition, the Corporate Secretary consults with the Lead Director as appropriate with regard to Stockholder communications.

        The NYSE requires companies to disclose a means for direct communications between Stockholders and non-management Directors. The NYSE has expressed its approval for a communications method, such as that provided by the Company, that uses the Corporate Secretary's office to compile, organize and forward relevant communications.

Implementation of the Proposal Would Not Improve Existing Communication Methods and May Be Counterproductive.

        The Board of Directors believes that implementation of the Proposal would not improve existing communications methods. If the Company were to form a separate Office of the Board, that office likely would be staffed by the Corporate Secretary, who would be instructed to route communications to non-management Directors in the same way as the same Corporate Secretary currently routes those communications. Also, non-management Directors already can meet with Stockholders when they deem appropriate.

        The Board of Directors also believes that implementation of the Proposal could be counterproductive in several respects. These include:

  •
  A separate Office of the Board would add a layer of administrative formality and complexity without corresponding benefit.

  •
  Stockholders might perceive the Office of the Board to have more authority than it legally can have and might fail to take advantage of more direct means of communication which already are provided.

  •
  Stockholders might misperceive that the Board had established a separate office in order to provide special benefits to Directors unrelated to communications with Stockholders.

Conclusion

        The Board already has implemented multiple methods for Stockholders to communicate with the Company's non-management Directors. The methods adopted by the Board are varied in type and satisfy the rules adopted by the NYSE. Implementation of the Proposal would result in changes or additions to the Board's current communication system that increase administrative burdens without providing corresponding benefits and might undercut the existing system in important ways. Presented with these same reasons, the Company's stockholders rejected substantially the same proposal each of the last two years. Accordingly, the Board of Directors unanimously opposes the Proposal.

Recommendation of the Board of Directors

The Board unanimously recommends that Stockholders vote "AGAINST" the Proposal.

REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

        The Executive Compensation Committee (the "Committee") seeks to provide competitive levels of total compensation for the Company's key executives through a mix of base salary, annual incentive pay, long term incentives and other benefits. The Committee believes that incentive or "at risk" compensation is a key ingredient in motivating executive performance to maximize stockholder value and align executive performance with Company objectives and stockholder interests. The Committee generally targets total compensation to be at or around the 75th percentile of a peer group of comparable energy and, in 2005, chemical companies selected with the assistance of an independent consulting firm to be representative of the Company's size and business activities (the "Comparison Group"). Members of the Comparison Group are comparably-sized companies in the same industries as Kerr-McGee. Since a substantial amount of the Company's business is conducted outside the United States, its compensation policies must also be internationally competitive and flexible. This enables the Company to attract and retain high quality management and to compete globally.

Base Salaries

        In setting the Chief Executive Officer's base salary and reviewing base salaries for other executive officers, the Committee annually reviews competitive market compensation data of the Comparison Group prepared by an independent consulting firm retained by the Committee. The Committee sets the Chief Executive Officer's base salary and recommends that other executive officers' base salaries be targeted at or around the 75th percentile of base salaries of like executives in the Comparison Group to enable the Company to attract and retain key executives. The Committee takes into consideration individual performance, based on the Committee's evaluation of the performance of the Chief Executive Officer and the Chief Executive Officer's evaluation of the performance of other executive officers, when determining and reviewing salaries.

Annual Incentive Compensation

        Through its Annual Incentive Compensation Plan (the "AICP"), the Company compensates its officers with cash bonuses based on the Company's performance. Each year, a target is established for each executive officer's AICP award. The target AICP award, set at or around the 75th percentile of similar awards of the Comparison Group, is based on the officer's level of responsibility. In 2005, target awards ranged from 60% to 125% of base salary.

        The amount of an executive officer's AICP award is determined by the Company's performance with respect to certain objective measures. Minimum performance thresholds established annually by the Committee must be achieved before officers qualify for any portion of their targeted AICP awards. An officer may receive up to 200% of the officer's target award if targeted performance objectives are exceeded. Additionally, the amount of an officer's AICP award may be reduced or eliminated based on the officer's individual performance. Actual AICP awards for 2005 averaged 170% of targeted awards.

        Awards for 2005, set forth in the Summary Compensation Table on Page 19, were based on the performance of the Company's operating divisions, as compared to the Company's approved budget, and each executive's individual contribution toward the Company's overall success. The target amount for each AICP award was derived from eight measurement criteria—four measurement criteria for the Company's oil and gas business, which account for 80% of the maximum AICP award, and four measurement criteria for the Company's former chemical business, which account for 20% of the maximum AICP award.

        The four measurement criteria for the Company's oil and gas business for 2005 were: (1) Production Cash Flow Per BOE—measuring how much cash flow is generated for the Company from each barrel of oil equivalent sold, as compared to budget (weighted 40% of the oil and gas component of the AICP award); (2) Production Volume—measuring the barrels of oil equivalent produced over the prior year, as compared to budget (weighted 20%); (3) Production Replacement Rate—measuring how effectively the Company replaces production with new reserves, as compared to budget (weighted 20%); and (4) Unit Finding and

Development Costs—measuring how cost effectively the Company finds and develops oil and gas reserves, as compared to budget (weighted 20%).

        The four measurement criteria for the Company's former chemical business for 2005 were: (1) Cash Flow Return on Average Capital Employed, as compared to budget (weighted 40% of the chemical component of the AICP award); (2) Titanium Dioxide Sales Volume, as compared to budget (weighted 20%); (3) Cash Cost per Tonne—measuring the total cash costs to make, sell and deliver each tonne of titanium dioxide, as compared to budget (weighted 20%); and (4) Operating Profit—measuring the amount of profit made on titanium dioxide sales before special items, as compared to budget (weighted 20%).

Long Term Incentives

        The Committee believes that ownership of Company stock by the Company's executive officers and Board of Directors promotes commitment to the long term success of the Company. Stock ownership guidelines expressed as a multiple of each officer's base salary (between 100% and 400% of an officer's base salary) or Board members' annual retainer fees (400% of a Director's annual retainer fees) have been established for the Company's executive officers and Board of Directors. The Committee periodically reviews the guidelines and stock ownership levels.

        The Stockholders have approved the use of stock options and restricted stock awards, as well as performance units tied to the Company's long term performance, to provide long term incentive compensation for the Company's key executives. The Committee believes that the use of stock based compensation and performance units to establish a direct relationship between the compensation of executives and the value of the Company's stock helps ensure continued alignment between the interests of the executive officers and the interests of the Company and its Stockholders. The Committee believes that equity and performance unit incentives are important tools for attracting and retaining key employees by rewarding long term management performance based on objectively measured results.

        The total number of stock options, restricted stock and performance units granted to each executive officer, including the Chief Executive Officer, is based on a percentage of the individual officer's salary. The percentage is set annually by the Committee after considering each officer's performance, level of responsibility, prior awards to the officer and awards made within the Comparison Group. In considering awards made within the Comparison Group, the Committee relies on surveys and reports by an independent consulting firm and targets the 75th percentile of the Comparison Group. In connection with the adoption of the 2005 Long Term Incentive Plan, management recommended that the Committee limit equity grants made after adoption of the 2005 Long Term Incentive Plan to result in a three-year average burn rate through 2008 not exceeding 2% of common shares outstanding, and the Committee adopted management's recommendation. The number of stock options granted in 2005 to Mr. Corbett and the next four highest paid executive officers is set forth in the Option Grants Table on Page 20. The amount of restricted stock granted in 2005 to Mr. Corbett and the next four highest paid executive officers is set forth in the Summary Compensation Table on Page 19.

        At the beginning of 2005, performance units were issued for the 2005-2007 performance cycle. At the end of 2007, the Company's Total Shareholder Return (shareholder return assuming dividend reinvestment) will be compared to the Total Shareholder Return of the Company's industry peers during the same period, and final award payouts will be made to executive officers based on the Company's rank relative to such peers. The Committee compares the Company's Total Shareholder Return to that of industry peers. Unlike the Comparison Group discussed above, this peer group is not necessarily limited to comparably-sized companies because company size is not expected to affect Total Shareholder Return. The number of performance units granted in 2005 to Mr. Corbett and the next four highest paid executive officers is set forth in the Long Term Incentive Plans Table on Page 21.

Other Benefits

        In 2005, executive officers received certain perquisites, including annual stipends provided to facilitate their effective representation of Kerr-McGee in the community. Officers periodically receive mementos in connection with meetings of the Board. Taxes payable on such items are paid by the Company and totaled less than $500 per person in 2005. The Committee periodically reviews perquisites and, in consultation with the independent consulting firm, has determined they are consistent with the Committee's executive compensation policy and market practices.

Compensation of the Chief Executive Officer

        The Committee determines the Chief Executive Officer's compensation in accordance with the policies described above. In determining Mr. Corbett's base salary, the Committee considers competitive salaries of chief executive officers within the Comparison Group as compiled by an independent consulting firm.

        Mr. Corbett's incentive compensation under the AICP for 2005, which was 170% of his targeted award and is set forth in the Summary Compensation Table on Page 19, was based on the eight measurement criteria described in this report, using the same weightings as discussed above for the AICP awards of other executive officers, and his individual contribution toward the Company's overall success. Individual factors considered by the Committee include Mr. Corbett's role in the Company's strategic transition to a pure play exploration and production company, including the identification and rationalization of non-core assets and businesses; high grading the Company's oil and gas portfolio to focus on assets that have the greatest growth opportunities; increasing production volumes from the recently acquired Greater Natural Buttes area by almost 50%; identifying new exploration and development opportunities; overseeing the largest capital program in the Company's history; keeping major deepwater gulf projects on schedule during and quickly restoring production following two category five hurricanes in the Gulf of Mexico; the Company's repurchase of approximately 29% of its shares outstanding under a modified "Dutch Auction" self tender offer; reducing the Company's net debt to capitalization ratio from 41% at the end of 2004 to 32% at the end of 2005; developing current managers and potential management candidates; and planning for executive succession. Mr. Corbett's total direct compensation for 2005 is above the 75th percentile of the Comparison Group.

        Having considered the various elements of the compensation of the Chief Executive Officer and the Company's other executive officers, the Committee believes that executive compensation arrangements for 2005 appropriately reflect its policy to set executive compensation so that the interests of the Company's executive officers are aligned with the interests of the Company's Stockholders.

Federal Income Tax Deductibility

        Section 162(m) of the Internal Revenue Code limits the corporate deduction on compensation paid to the Chief Executive Officer and to the next four highest paid officers to $1 million each during any fiscal year. To the extent that compensation is based upon the attainment of performance goals set by the Committee pursuant to plans approved by the Company's Stockholders, the compensation is not included in the computation of the $1 million limit. The Committee considers the impact of Section 162(m) when making compensation decisions and attempts to preserve the tax deductibility of executive compensation when doing so is consistent with the Committee's overall compensation philosophy and in the Company's best interest. However, the Committee may award nondeductible compensation when it believes that such awards are in the Company's best interest, balancing short term tax efficiency with the Company's long term strategic objectives.

Submitted By:

Executive Compensation Committee

Farah M. Walters, Chair
William E. Bradford
Sylvia A. Earle
David C. Genever-Watling
Martin C. Jischke
Robert O. Lorenz
Leroy C. Richie
William F. Wallace
Ian L. White-Thomson

EXECUTIVE COMPENSATION

        The following table contains individual compensation information for the fiscal years ended December 31, 2005, 2004 and 2003, with respect to the Chief Executive Officer during the year ended December 31, 2005 and each of the four other most highly compensated executive officers who were serving as executive officers on December 31, 2005 (together, the "named executive officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation(1)	Restricted Stock Award(s)(2)(4)	No. of Securities Underlying Options	All Other Compensation(3)
Luke R. Corbett, Chairman of the Board and Chief Executive Officer	2005 2004 2003	$1,194,938 1,194,231 1,146,923	$2,534,015 1,895,842 1,238,677	$86,173 87,288 95,797	$3,649,668 2,027,052 1,978,102	86,800 125,200 125,000	$75,887 71,654 68,815
Kenneth W. Crouch, Executive Vice President	2005 2004 2003	649,423 647,500 585,385	991,572 740,093 455,195	— — —	1,098,306 749,664 570,108	43,400 47,500 36,000	41,243 38,850 35,123
David A. Hager, Chief Operating Officer	2005 2004 2003	603,462 514,000 404,231	1,023,773 587,502 261,942	— — —	510,840 397,026 293,692	25,650 25,100 32,850	38,336 30,952 24,070
Robert M. Wohleber, Senior Vice President and Chief Financial Officer	2005 2004 2003	519,538 517,385 468,769	793,257 591,371 364,515	— — —	1,021,680 586,908 466,452	27,650 37,150 29,500	31,347 31,043 28,126
Gregory F. Pilcher, Senior Vice President, General Counsel and Secretary	2005 2004 2003	449,539 445,616 414,077	686,379 509,339 268,322	— — —	542,058 320,580 298,011	15,650 20,250 18,800	28,549 27,191 24,845

(1)
Perquisite or other personal benefits received from the Company that exceed reporting thresholds established by Securities and Exchange Commission regulations. An annual stipend provided to facilitate effective representation of Kerr-McGee in the community accounted for 98% of Mr. Corbett's Other Annual Compensation in 2005, 96% in 2004 and 90% in 2003.
(2)
Restricted stock grants are valued based on the closing price of the stock on the New York Stock Exchange on the date of grant.
(3)
Consists of 401(k) plan contributions by the Company pursuant to the Savings Investment Plan, amounts contributed under the nonqualified benefits restoration plan, and life insurance premiums. Company contributions pursuant to the Savings Investment Plan for 2005 were $12,600 each to Messrs. Crouch, Wohleber and Pilcher; $10,976 to Mr. Corbett; and $11,160 to Mr. Hager. Amounts contributed under the nonqualified benefits restoration plan for 2005 on behalf of Messrs. Corbett, Crouch, Hager, Wohleber and Pilcher were: $60,720, $26,365, $25,048, $18,572 and $14,372, respectively. The amounts contributed by the Company to the non-qualified benefits restoration plan on behalf of such persons are identical to the amounts that would have been contributed pursuant to the Employee Stock Ownership Plan except for IRS Code limitations. Life insurance premiums were paid for officers in the following amounts: Mr. Corbett, $4,191; Mr. Crouch, $2,278; Mr. Hager, $2,129; Mr. Wohleber, $175; and Mr. Pilcher, $1,577.
(4)
As of December 31, 2005, the aggregate number of shares of restricted stock held by the named officers and the market value of that stock, based on the closing price of the Company's Common Stock on the New York Stock Exchange on December 31, 2005, were: Mr. Corbett, 151,200 shares, $13,738,032; Mr. Crouch, 47,750 shares, $4,338,565; Mr. Hager, 23,850 shares, $2,167,011; Mr. Wohleber, 40,700 shares, $3,698,002; and Mr. Pilcher, 22,950 shares, $2,085,237. Dividends are paid to the holders of restricted stock.

STOCK OPTIONS

        The following table contains information concerning stock options granted during the fiscal year ended December 31, 2005, to the named executive officers.

OPTION GRANTS IN LAST FISCAL YEAR

Name	No. of Securities Underlying Options Granted(1)	Percent of Total Options Granted to Employees in Fiscal Year 2004	Per Share Exercise Price	Expiration Date	Grant Date Present Value(2)
Luke R. Corbett	86,800	6.42%	$56.565	January 11, 2015	$1,085,000
Kenneth W. Crouch	43,400	3.21%	56.565	January 11, 2015	542,500
David A. Hager	25,650	1.90%	56.565	January 11, 2015	320,625
Robert M. Wohleber	27,650	2.04%	56.565	January 11, 2015	345,625
Gregory F. Pilcher	15,650	1.16%	56.565	January 11, 2015	195,625

(1)
All stock options granted in 2005 were nonqualified stock options. The exercise price per option is 100% of the fair-market value of a share of Common Stock on the date of grant. No option expires more than ten years and one day from the date of grant.

(2)
The present value of stock option grants was computed in accordance with the Black-Scholes option pricing model, with assumptions consistent with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," as permitted by the rules of the Securities and Exchange Commission. Key assumptions used under the Black-Scholes model include: (a) an expected option term of 6.0 years, (b) interest rate of 3.9%, which is based on U.S. Treasury Rates on January 11, 2005, with maturity corresponding to the expected option term, (c) stock price volatility of 27.4%, reflecting historical volatility and implied volatility on traded options, and (d) dividends at an average annual dividend yield of 3.5%. Based on the Black-Scholes model, the value on January 11, 2005, was $12.50 per option. The Company's use of the Black-Scholes model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The ultimate benefit of the options in this table to option holders depends upon the changes in the market price of the Company's common stock during the period the option is exerciseable.

OPTION EXERCISES AND HOLDINGS

        The following table contains information with respect to options exercised during 2005 and the value of unexercised options held as of December 31, 2005 for the named executive officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL
YEAR AND FISCAL YEAR-END OPTION VALUES

					Value of Unexercised In-the-Money Options at December 31, 2005(1)
			Number of Securities Underlying Unexercised Options at December 31, 2005
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Luke R. Corbett	22,000	$463,278	785,066	211,934	$25,757,411	$8,503,088
Kenneth W. Crouch	140,833	3,395,186	18,667	87,067	624,516	3,830,937
David A. Hager	2,177	116,593	75,333	48,618	2,565,839	2,223,275
Robert M. Wohleber	101,250	3,175,463	58,299	62,251	2,400,962	2,544,899
Gregory F. Pilcher	95,917	1,848,943	0	35,417	0	1,473,796

(1)
Options are "in the money" if the fair-market value of the Common Stock exceeds the exercise price. On December 30, 2005, the fair market value of the Common Stock on the New York Stock Exchange was $90.56.

LONG-TERM INCENTIVE AWARDS

        The following table contains information regarding each long-term incentive award, other than stock option and restricted stock awards, made to the named executive officers in 2005.

LONG-TERM INCENTIVE PLAN—AWARDS
IN LAST FISCAL YEAR

				Estimated Future Payouts Under Non-Stock Price-Based Plans
		Performance Or Other Period Until Maturation or Payout
Name	No. of Shares, Units or Other Rights
				Threshold	Target	Maximum
Luke R. Corbett	1,260,750	January 2005 December 2007	-	$630,375	$1,260,750	$2,521,500
Kenneth W. Crouch	630,500	January 2005 December 2007	-	315,250	630,500	1,261,000
David A. Hager	372,450	January 2005 December 2007	-	186,225	372,450	744,900
Robert M. Wohleber	401,850	January 2005 December 2007	-	200,925	401,850	803,700
Gregory F. Pilcher	227,600	January 2005 December 2007	-	113,800	227,600	455,200

        At the end of 2007, the Company's Total Stockholder Return (stockholder return assuming dividend reinvestment) will be compared to the Total Stockholder Return of the Company's peers during the same period, and final award payouts will be made to executive officers based on the Company's rank relative to its peers.

RETIREMENT PLANS

        The Company maintains retirement plans for all employees, including officers. The following table illustrates the pension benefits that may accrue to executive officers under the Company's retirement plans, assuming various service periods. The table shows the estimated annual pension benefits payable to a covered participant at a retirement age of 65. Pension benefits include benefits payable under the Company's qualified defined benefit plan and the Company's nonqualified benefits restoration plan (the "BRP"). The BRP provides benefits that would be provided under the qualified defined benefit plan but for certain Internal Revenue Code limitations on qualified plan benefits.

RETIREMENT PLAN TABLE

Average Annual Compensation	15 Years Service	20 Years Service	25 Years Service	30 Years Service	35 Years Service
$ 400,000	$96,510	$128,680	$160,850	$193,020	$208,020
600,000	146,510	195,347	244,184	293,020	315,520
800,000	196,510	262,014	327,517	393,020	423,020
1,000,000	246,510	328,680	410,851	493,021	530,521
1,200,000	296,510	395,347	494,184	593,021	638,021
1,400,000	346,511	462,014	577,518	693,021	745,521
1,600,000	396,511	528,681	660,851	793,021	853,021
1,800,000	446,511	595,348	744,185	893,021	960,521
2,000,000	496,511	662,014	827,518	993,022	1,068,022
2,200,000	546,511	728,681	910,852	1,093,022	1,175,522
2,400,000	596,511	795,348	994,185	1,193,022	1,283,022
2,600,000	646,511	862,015	1,077,519	1,293,022	1,390,522
2,800,000	696,511	928,682	1,160,852	1,393,022	1,498,022
3,000,000	746,511	995,348	1,244,186	1,493,023	1,605,523

        Covered compensation under the retirement plans consists of salary, bonus and pretax Section 125 and 401(k) benefit contributions, all based on the highest 36 consecutive months out of the last 120 months prior to retirement. Amounts shown are computed on a straight life annuity basis. As of December 31, 2005, Mr. Corbett had 20 years of credited service; Mr. Crouch, 31; Mr. Wohleber, 6; Mr. Hager, 24; and Mr. Pilcher, 13.

        The Company's Supplemental Executive Retirement Plan (the "SERP"), adopted effective January 1, 1991, is a defined benefit plan administered by the Executive Compensation Committee. The SERP, as amended, provides supplemental retirement benefits to certain key senior executives selected by the Executive Compensation Committee. Mr. Hager was a beneficiary of the Executive Retirement Plan of Oryx Energy Company ("Oryx") prior to Oryx's merger with the Company. Accordingly, his benefits under the SERP are based on the greater of (i) his benefits determined in accordance with the provisions of the Oryx plan and (ii) his benefits determined in accordance with the Kerr-McGee plan. With respect to all participants, full benefits are payable upon retirement on or after age 60, and reduced benefits are payable upon retirement on or after age 52. SERP benefits are paid in an actuarially determined lump sum calculated to approximate a life annuity. The amount of the benefit is equal to a portion of the participant's final average monthly compensation less the sum of (1) the participant's monthly primary social security benefit (in the case of Mr. Hager, this may be limited to 30% of his monthly primary social security benefit) and (2) the participant's monthly benefits payable under the Company's other defined benefit plans. In addition, the Company has entered into benefits preservation agreements with each of Messrs. Corbett and Crouch, effective as of July 18, 2005, that are intended to preserve benefits each of them has earned and is expected to earn through April 1, 2006 (calculated using the highest effective marginal tax rate applicable to the executive upon his actual retirement date). The portion of a participant's final average monthly compensation used to determine SERP benefits varies from 40% to 70% and depends on the participant's age at retirement and other factors. As of December 31, 2005 the estimated lump sum SERP benefit payable upon retirement to the executive officers named in the Summary Compensation Table, assuming (i) retirement at age 60 (retirement on April 1, 2006 for Mr. Crouch as he is older than 60), and (ii) salaries are maintained at their current level, is: Mr. Corbett, $19,577,518; Mr. Crouch, $2,851,502; Mr. Hager, $997,154; Mr. Wohleber, $2,783,355; and Mr. Pilcher, $1,196,440. The estimates are based on an interest rate of 5% for Messrs. Corbett and Crouch and 6.5% for Messrs. Hager, Wohleber and Pilcher.

CONTINUITY AGREEMENTS

        Continuity Agreements between the Company and its executive officers and certain key employees, including Messrs. Corbett, Crouch, Hager, Wohleber and Pilcher, provide certain benefits in the event of a qualifying termination that occurs in connection with a "change in control" of the Company.

        In the event of a qualifying termination of employment within two years after a change in control, such executive will be entitled to receive:

  •
  A lump sum cash payment equal to three times the executive's annual base salary, bonuses and perquisites (with such perquisites calculated at 7% of the executive's annual base salary);

  •
  Any accrued but unpaid compensation (including the pro-rata amount of any bonus); and

  •
  An amount representing additional savings plan contributions for a three-year period plus the present value of lost pension benefits under the Company's qualified defined benefit pension plans after giving effect to five years of credit for age and service in the benefit calculation.

        If the payment made to the officer causes the officer to be subject to an excise tax because the payment is a "parachute payment" (as defined in the IRS Code), then the payment shall be increased to compensate the executive for the excise tax. In addition, in the event of a qualifying termination, the officer will be entitled to:

  •
  A continuation of welfare benefits for up to three years;

  •
  Outplacement services;

  •
  Acceleration of vesting of all equity and equity-based awards; and

  •
  Amounts that such officer would otherwise be entitled to receive under Kerr-McGee's Supplemental Executive Retirement Plan (SERP) described more fully in the "Retirement Plans."

        A change in control means (a) a change in any two-year period in a majority of the members of the Board of the Company, as defined in the Continuity Agreement, (b) any person becoming the beneficial owner, directly or indirectly, of 25% or more of the Company's outstanding Common Stock, (c) with certain exceptions, the consummation of a merger or consolidation of the Company with any other corporation, a sale of 50% or more of the Company's assets, liquidation or dissolution of the Company or combination of the foregoing transactions other than such a transaction immediately following which the stockholders of the Company and any trustee or fiduciary of any Company employee benefit plan immediately prior to the transaction own at least 60% of the voting power of the surviving corporation(s), or (d) if a majority of the members of the Board in office immediately prior to a proposed transaction determine by written resolution that such proposed transaction, if taken, will be deemed a change in control and such proposed transaction is effected.

        The Company also has made provision under its Benefits Restoration Plan and the SERP for the crediting of additional years of age and service to certain executive officers, including the named executive officers, whose employment is terminated under the circumstances described above following a change in control of the Company.

PERFORMANCE GRAPH

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total return to Stockholders on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Index and the Standard & Poor's Oil Producer's Index for the five-year period 2001 through 2005.

CUMULATIVE TOTAL RETURN
Based upon an initial investment of $100 on December 31, 2000 with dividends reinvested

	Dec-00	Dec-01	Dec-02	Dec-03	Dec-04	Dec-05
Kerr-Mcgee Corp.	$100	$84	$71	$77	$99	$157
S&P © 500	$100	$88	$69	$88	$98	$103
S&P © Oil & Gas Exploration & Production	$100	$79	$78	$96	$130	$216

STOCKHOLDER PROPOSALS AND NOMINATIONS

        Stockholder proposals for the 2007 Annual Meeting must be received at the principal executive offices of the Company no later than November 29, 2006, to be considered for inclusion in the Proxy Statement and form of proxy relating to the Annual Meeting in 2007.

        For any other proposal that a stockholder wishes to have considered at the 2007 Annual Meeting, and for any nomination of a person for election to the Board at the 2007 Annual Meeting, the Company must have received written notice of such proposal or nomination during the period beginning February 8, 2007, and ending February 28, 2007.

        Proposals and nominations that are not received by the dates specified will be considered untimely. In addition, proposals and nominations must comply with Delaware law, the ByLaws of the Company, and the rules and regulations of the Securities and Exchange Commission.

EXPENSES OF SOLICITATION

        The Company will bear the costs of the solicitation of proxies, which may include the cost of preparing, printing and mailing the proxy materials. In addition, the Company will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock and obtain their voting instructions. The Company will reimburse those firms for their expenses in accordance with the rules of the SEC and the New York Stock Exchange. Proxies may be solicited, without additional compensation, by directors, officers and employees of the Company by mail, personal interview, telephone, internet, facsimile, advertisements in periodicals and postings on the Company's website. In addition, the Company has retained Georgeson Shareholder Communications Inc., or Georgeson, to assist in soliciting proxies, for which services the Company will pay a fee of $13,500 plus a fee per call and reasonable out-of-pocket expenses. Under Georgeson's retention agreement, the Company will generally indemnify and hold harmless Georgeson and its affiliates against claims, costs, and expenses directly relating to Georgeson's services for the Company.

OWNERSHIP OF STOCK OF THE COMPANY

Certain Beneficial Owners

        To the best of the Company's knowledge, no person beneficially owned more than 5% of any class of the Company's outstanding voting securities at the close of business on February 28, 2006, except as set forth below:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class*
Common Stock	NWQ Investment Management Company, LLC(1)	14,554,763	12.8%
Common Stock	State Street Bank and Trust Company (2)	6,851,003	6.0%

*
Based on outstanding shares as of February 28, 2006, totaling 113,776,350

(1)
NWQ Investment Management Company, LLC, 2049 Century Park East, 16th Floor, Los Angeles, CA 90067, has sole power to vote 12,624,527 shares and sole power to dispose of 14,554,763 shares according to Amendment No. 3 to Schedule 13G filed on February 13, 2006.

(2)
State Street Bank and Trust Company, 225 Franklin Street, Boston, MA 02110, has sole power to vote 5,544,341 shares, shared power to vote 1,306,662 shares, and shared power to dispose of 6,851,003 shares according to Schedule 13G filed on February 13, 2006.

Directors and Management

        The following table sets forth the number of shares of Common Stock beneficially owned as of February 28, 2006, by each Director and nominee, each of the named executive officers and all directors and executive officers as a group, and the percentage represented by such shares of the total Common Stock outstanding on that date:

Name or Group	Number of Shares Beneficially Owned		Percent of Class*
William E. Bradford	35,649	(1)(2)
Luke R. Corbett	1,155,934	(2)	1.0%
Sylvia A. Earle	17,823	(2)
David C. Genever-Watling	28,843	(1)(2)
Martin C. Jischke	16,259	(1)(2)
Robert O. Lorenz	1,042
Michael Portillo	0
Leroy C. Richie	19,882	(1)(2)
William F. Wallace	31,563	(1)(2)
Farah M. Walters	26,937	(1)(2)
Ian L. White-Thomson	27,450	(1)(2)
Kenneth W. Crouch	126,221	(2)
David A. Hager	129,576	(2)
Gregory F. Pilcher	59,856	(2)
Robert M. Wohleber	154,596	(2)
All directors and executive officers as a group, including those named above	2,031,323	(1)(2)	1.8%

*
The percentage of shares beneficially owned by any single director, nominee or executive officer other than Mr. Corbett does not exceed 1%.

(1)
Includes shares in the Stock Deferred Compensation Plan for Non-Employee Directors.

(2)
Includes shares issuable upon the exercise of outstanding stock options that are exercisable within 60 days of March 10, 2006: 13,660 shares for Mr. Bradford; 897,399 shares for Mr. Corbett; 9,660 shares for Dr. Earle; 16,981 shares for Mr. Genever-Watling; 4,000 shares for Dr. Jischke; 11,999 shares for Mr. Richie; 25,472 shares for Mr. Wallace; 11,999 shares for Ms. Walters; 13,660 shares for Mr. White-Thomson; 60,966 shares for Mr. Crouch; 98,484 shares for Mr. Hager; 18,233 shares for Mr. Pilcher; 89,732 shares for Mr. Wohleber; and 1,368,869 shares for all directors and executive officers as a group.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and Stockholders owning more than 10% are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely on the information furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2004, all applicable Section 16(a) filing requirements were complied with by the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities except that Mr. Wallace made a late filing of a Form 4 to report the sale of a fractional share out of his dividend reinvestment account on October 25, 2005, which occurred when he moved the whole shares in the account into his brokerage account.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

        George Christiansen is the Company's Vice President, Safety and Environmental Affairs. Mr. Christiansen's son, John, is employed in the Company's corporate communications department. John Christiansen's base salary in 2006 is $99,770, and the target for his 2006 bonus is 17% of his base salary.

OTHER MATTERS

        The Company does not know of any matters to be presented at the meeting other than those set out in the notice preceding this Proxy Statement. If any other matters should properly come before the meeting, it is intended that the persons named on the enclosed proxy will vote that proxy on such other matters at their discretion.

HOUSEHOLDING AND COMBINING ACCOUNTS

        The Company may deliver only one Proxy Statement and Annual Report to an address shared by multiple Stockholders unless the Company receives contrary instructions from one or more of the Stockholders. Any Stockholder at a shared address to which a single copy of the Proxy Statement and Annual Report have been sent who would like an additional copy of this Proxy Statement and Annual Report or future copies of Proxy Statements and Annual Reports may make a written or oral request to: UMB Bank, N.A., Securities Transfer Division, P. O. Box 410064, Kansas City, Missouri 64141-0064 or call 800-884-4225.

        Similarly, any Stockholders sharing an address and currently receiving multiple copies of Proxy Statements and Annual Reports may request that only a single copy of a Proxy Statement and Annual Report be delivered to them in the future. In addition, any Stockholder with multiple accounts (receiving multiple proxy cards) who wishes to consolidate the Stockholder's shares into a single account can do so by contacting UMB Bank at the address and telephone number above.

Gregory F. Pilcher
 Secretary

Exhibit A

KERR-McGEE CORPORATION

AUDIT COMMITTEE

CHARTER

(as amended and restated September 2005)

I.     Statement of Purpose

        The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Kerr-McGee Corporation (the "Company") is a standing committee of the Board. The purpose of the Committee is to assist the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company's financial statements and financial reporting process and the Company's systems of internal accounting and financial controls; (ii) the performance of the internal auditing function; (iii) the annual independent audit of the Company's financial statements, the engagement of the independent auditors and the evaluation of the independent auditors' qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements, including the Company's disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of the other responsibilities set out herein. The Committee shall also direct the production of the report of the Committee required to be included in the Company's annual proxy statement.

        In discharging its responsibilities, the Committee is not itself responsible for the planning or conduct of audits or for any determination that the Company's financial statements are complete and accurate or in accordance with generally accepted accounting principles ("GAAP"). Management is responsible for determining that the Company's financial statements are complete and accurate and in accordance with GAAP, and the independent auditors are responsible for the planning and conduct of audits.

II.    Organization

        A.    Charter.    At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board for approval.

        B.    Members.    The members of the Committee shall be appointed by the Board and shall number at least three, who meet the independence, experience and expertise requirements of the New York Stock Exchange and applicable law. The Board shall also designate a Committee Chairperson. If a Committee member simultaneously serves on the audit committees of more than three public companies (including the Company), the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Committee. The Company shall disclose any such determination in its annual proxy statement.

        C.    Meetings.    The Committee shall meet four times annually; additional meetings may be scheduled as required. In planning the annual schedule of meetings, the Committee shall ensure that sufficient opportunities exist for its members to meet separately with the independent auditors and with the head of internal audit, without management present, and to meet separately with management, without the independent auditors and/or the head of internal audit present.

1

        D.    Quorum; Action by Committee. A quorum at any Committee meeting shall be a majority of its members but not fewer than two members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully as effective as if it had been made at a meeting duly called and held.

        E.    Agenda, Minutes and Reports.    The Chairperson of the Committee shall be responsible for establishing the agendas for meetings of the Committee. An agenda shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared and submitted for approval at a subsequent meeting of the Committee. The Committee shall make regular reports to the Board, including reviewing with the Board any issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements, the performance and independence of the Company's independent auditors or the performance of the internal auditor.

III.  Responsibilities

        The following shall be the principal responsibilities of the Committee.

        A.    Engagement of Independent Auditors.    The Committee shall engage the independent auditors, including in connection with any non-audit services, and shall oversee, evaluate and, where appropriate, replace the independent auditors. The Committee is responsible for approving the fees paid to the independent auditors, including in connection with any non-audit services.

        B.    Pre-Approval of Audit and Non-Audit Services.    The Committee shall approve in advance any audit or non-audit service provided to the Company by the independent auditors, all as required by applicable law or listing standards. The Committee may delegate pre-approval authority to one or more members of the Committee. If pre-approval authority is delegated, the delegate must report back to the Committee at the first Committee meeting following any approval.

        C.    Determination as to Independence and Performance of Independent Auditors.    The Committee shall receive periodic reports from the independent auditors as required by the Independence Standards Board (or any successor body) regarding the auditors' independence, which shall be not less frequently than annually. The Committee shall discuss such reports with the auditors, and take appropriate action to satisfy itself of the independence of the auditors. The Committee shall review the performance and competitiveness of the Company's independent auditors and the performance of the lead audit partner annually. In doing so, the Committee shall consult with management and the head of internal audit and shall obtain and review a report by the independent auditors describing their internal control procedures, issues raised by their most recent internal quality control review, or peer review (if applicable), or by any inquiry or investigation by governmental or professional authorities for the preceding five years and the response of the independent auditors and any relationship between the independent auditors and the Company. The Committee shall consider whether it is appropriate to adopt a policy of rotating independent auditors on a periodic basis. Any selection of the auditors by the Committee may be made subject to stockholders' approval, as determined by the Board.

        D.    Determination as to Performance of Internal Auditors.    The Committee shall annually review the performance of the internal auditors. The review shall include review of the responsibilities, budget and staffing of the internal audit function. If the internal audit services are outsourced, the Committee shall be responsible for the engagement, evaluation and termination of the internal audit service providers and shall approve fees paid to the internal audit service providers.

2

        E.    Audits by Internal and Independent Auditors.    The Committee shall discuss with the internal auditor and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits. In this connection, the Committee shall discuss with management, the internal auditor and the independent auditors the Company's major risk exposures (whether financial, operating or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures and manage legal compliance programs, among other considerations that may be relevant to their respective audits. The Committee shall review with management and the independent auditors management's annual internal control report, including any attestation of same by the independent auditors. Management and the internal auditor shall report periodically to the Committee regarding any significant deficiencies in the design or operation of the Company's internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

        F.    Review of Disclosure Controls and Procedures.    The Committee shall review with management, the independent auditors and/or the internal auditor the Company's disclosure controls and procedures and shall review periodically management's conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

        G.    Review of Annual SEC Filings.    The Committee shall review with management and the independent auditors and evaluate the financial information to be included in the Company's Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of the Form 10-K), including the disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." In conducting such review, the Committee shall take into consideration its analysis of the Company's accounting principles and decisions, internal controls and disclosure policy. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61, "Audit Committee Communications," as amended by Statement on Auditing Standards No. 90, "Audit Committee Communications." Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board that the audited financial statements be included in the Company's Form 10-K.

        H.    Review of Quarterly SEC Filings and Other Communications.    The Committee shall review and discuss with management and the independent auditors the quarterly financial information included in the Company's Quarterly Reports on Form 10-Q, including the disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and shall discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. The Chair of the Committee shall participate in a meeting or conference call with the Company's Controller and independent auditor prior to the issuance of any earnings press release. The Committee shall review the Company's earnings press releases and financial information and earnings guidance periodically provided to analysts and rating agencies (which may consist of a discussion of the types of information to be provided and types of presentation to be made) to the extent required by applicable law or listing standards. The Committee shall also discuss with the independent auditors the results of the independent auditors' review of the Company's quarterly financial information conducted in accordance with Statement on Auditing Standards No. 71, "Interim Financial Information."

3

        I.    Review of Certain Matters with Internal and Independent Auditors.    The Committee shall review periodically with management and the independent auditors the effect of new or proposed regulatory and accounting initiatives on the Company's financial statements and other public disclosures.

        J.    Consultation with Independent Auditors.    The Committee shall review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise and any management letter provided by the auditors and the Company's response to that letter. Such review shall address any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, and the effect of alternative GAAP methods on the financial statements. Such review also shall include discussion of adjustments to the financial statements that were recommended by the independent auditors but "passed." If there are material disagreements between management and the independent auditor, the Committee shall work to resolve such disagreements. The review with the independent auditors shall also include discussion of the responsibilities, budget and staffing of the Company's internal audit function.

        K.    Preparation of Report for Proxy Statement.    The Committee shall direct the production of the report required to be included in the Company's annual proxy statement, all in accordance with applicable rules and regulations.

        L.    Policies for Employment of Former Audit Staff.    The Committee shall establish guidelines for the Company's hiring of former employees of the independent auditors, which shall meet the requirements of applicable law and listing standards.

        M.    Legal, Accounting and Regulatory Compliance.    The Committee shall periodically review with management and/or the auditors the Company's compliance with applicable law and listing standards. The Committee shall also establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

        N.    Transactions with Related Parties.    The Committee shall review the nature of transactions by the Company with related parties that are required to be disclosed in the Company's annual proxy statement.

        O.    Consultants.    The Committee shall have full authority to retain outside legal, accounting or other consultants to advise the Committee.

        P.    Performance Evaluation.    The Board or, pursuant to delegation by the Board, the Committee shall evaluate the performance of the Committee on an annual basis according to criteria developed by the Corporate Governance and Nominating Committee for such evaluation.

        Q.    Delegation.    The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee.

        R.    Other Delegated Responsibilities.    The Committee shall also carry out such other duties that may be delegated to it by the Board from time to time.

4

Exhibit B

DIRECTOR INDEPENDENCE STANDARDS

        A member of the Board of Directors of Kerr-McGee Corporation (the "Company") who satisfies the following requirements is not considered to have a material relationship with the Company and is deemed to be independent.

  a)
  within the prior three years the director was not an employee and none of the director's immediate family members was an executive officer of the Company or any of its subsidiaries;

  b)
  neither the director nor any of the director's immediate family members received during any twelve-month period within the prior three years more than $100,000 in direct compensation from the Company or any of its subsidiaries other than:

  (i)
  director and committee fees;

  (ii)
  pension or other forms of deferred compensation for prior service; provided, however, that such compensation is not contingent in any way on continued service;

  (iii)
  with respect to the director, compensation received for former service as an interim Chairman or interim executive officer; and

  (iv)
  with respect to the director's immediate family members compensation received as an employee of the Company or any of its subsidiaries;

  c)
  the director is not a current partner or employee of the firm that acts as internal or external auditor of the Company or any of its subsidiaries and, within the prior three years, did not personally work on the audit of the Company or any of its subsidiaries as a partner or employee of such a firm;

  d)
  neither the director nor any of the director's immediate family members was within the prior three years employed as an executive officer of another company where any of the Company's or its subsidiaries' present executives served at the time on that company's compensation committee;

  e)
  the director is not a current employee of, and none of the director's immediate family members is an executive officer of, another company that has made payments to, or received payments from (excluding contributions to tax exempt organizations), the Company or any of its subsidiaries for property or services in an amount which in any of the prior three fiscal years exceeded the greater of $1 million or 2% of the other company's consolidated gross revenues;

  f)
  neither the director nor the director's spouse, minor children or adult children sharing the director's home is an executive officer or director of or has an interest in a charitable organization that received contributions from the Company or any of its subsidiaries in an amount which in any single fiscal year exceeds $100,000, unless the Board determines that the relationship is not material; and

  g)
  none of the director's immediate family members (i) is a current partner of the firm that acts as internal or external auditor of the Company or any of its subsidiaries, (ii) is a current employee of such a firm and participates in the firm's audit, assurance or tax compliance (but not tax planning) practice or (iii) within the prior three years, personally worked on the audit of the Company or any of its subsidiaries as a partner or employee of such a firm.

        For purposes of these Director Independence Standards, the term "executive officer" has the same meaning specified for the term "officer" in Rule 16a-1(f) under the Securities Exchange Act of 1934 and the term "immediate family member" means the director's spouse, parents, children, siblings, in-laws or persons (other than a domestic employee) who share the director's home.

	c/o UMB Bank, N. A. P.O. Box 419064 Kansas City, MO 64141	VOTE BY TELEPHONE
Have this card available when you call our Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have this card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your voting instruction card and return it in the postagepaid envelope provided or return it to: Proxy Tabulator, P.O. Box 535450, Pittsburgh PA 15253.
Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your instruction card in the postage-paid envelope provided
Vote 24 hours a day, 7 days a week.
If you vote by telephone or over the Internet, do not mail your instruction card.
Voting instructions must be received by 6:00 a.m. May 7, 2006.

-->

If giving instructions by mail, this voting instruction card must be signed and dated below.
Please fold and detach card at perforation before mailing.
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Voting Instructions are solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, May 9, 2006.

The undersigned hereby directs that all shares of Common Stock of Kerr-McGee Corporation the voting of which the undersigned is entitled to direct pursuant to the Kerr-McGee Corporation Savings Investment Plan ("SIP") and the Kerr-McGee Corporation Employee Stock Ownership Plan ("ESOP"), be voted by Fidelity Management Trust Company (as Trustee of the SIP) and State Street Bank and Trust Company (as Trustee of the ESOP) at the Annual Meeting of Stockholders to be held on Tuesday, May 9, 2006, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side.

Dated:	2006
Signature Please sign exactly as your name appears to the left.

IF GIVING INSTRUCTIONS BY MAIL, PLEASE SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

    If you do not vote by telephone or Internet, please sign and date this voting instruction card and return it promptly in the enclosed postagepaid envelope, or otherwise to Proxy Tabulator, P.O. Box 535450, Pittsburgh, PA 15253, so your shares will be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this voting instruction card.

Please fold and detach card at perforation before mailing.
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KERR-MCGEE CORPORATION	VOTING INSTRUCTIONS

You are not directly voting a proxy—instead, you are providing voting instructions to the Trustees. The Trustees will vote your shares as you direct. If you sign but do not give specific voting instructions for an item, the Trustees will vote your shares FOR Items I and 2 and AGAINST Item 3. If you do not return your voting instructions to the Trustees, the shares for which no instructions are received will be voted in the same proportion by each Trustee as the total shares for which instructions are received by such Trustee. You are a named fiduciary of the SIP and/or ESOP, as the case may be, with respect to shares voted in accordance with your instructions.

The Board of Directors recommends a vote FOR items 1 and 2.

1.	Election of Directors:
Nominees: (1) Sylvia A. Earle (2) Martin C. Jischke (3) Leroy C. Richie
		☐	FOR all nominees	☐	WITHHOLD FROM ALL NOMINEES	☐	FOR ALL EXCEPT
NOTE:
If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and write the names(s) or number(s) of the nominees(s) you do not support on the line above. Your shares will be voted for the ramaining nominees.
2.	Ratification of appointment of Ernst & Young LLP as independent auditors for 2006.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
The Board of Directors recommends a vote AGAINST item 3.
3.	Stockholder proposal requesting establishment of an Office of the Board of Directors.
	☐	FOR	☐	AGAINST	☐	ABSTAIN

(CONTINUED ON REVERSE SIDE)

	c/o UMB Bank, N. A. P.O. Box 419064 Kansas City, MO 64141	VOTE BY TELEPHONE
Have your proxy card available when you call our Toll-Free number 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.
VOTE BY INTERNET
Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote.
VOTE BY MAIL
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Proxy Tabulator, P.O. Box 535450, Pittsburgh PA 15253. Votes by mail must be received by 9:00 a.m. (Central Time) on May 9, 2006.
Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-888-693-8683	Vote by Internet Access the Website and cast your vote: www.cesvote.com	Vote by Mail Return your proxy in the postage-paid envelope provided
Vote 24 hours a day, 7 days a week.
If you vote by telephone or over the Internet, do not mail your proxy card.

-->

Proxy card must be signed and dated below.
Please fold and detach card at perforation before mailing.
-------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Tuesday, May 9, 2006.

The undersigned hereby appoints Luke R. Corbett, Robert M. Wohleber and Gregory F. Pilcher as Proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them to vote all shares of Kerr-McGee Corporation Common Stock that the undersigned is entitled to vote at Kerr-McGee Corporation's Annual Meeting of Shareholders on May 9, 2006, and at any adjournment or postponement thereof, upon the matters set forth on the reverse side.

Dated:	2006
Signature
Signature (if held jointly)

NOTE: Please mark, date and sign this proxy exactly as your name or names appear hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT

    If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Proxy Tabulator, P.O. Box 535450, Pittsburgh, PA 15253, so your shares will be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

Please fold and detach card at perforation before mailing.
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KERR-MCGEE CORPORATION	PROXY

This Proxy, if signed and returned, will be voted in the manner directed below. If this proxy is signed but no direction is indicated, this proxy will be voted FOR the election of the nominees for director listed below, FOR proposal 2, and AGAINST proposal 3. The Proxies will vote according to their discretion on any other matters that may properly come before the meeting.

The Board of Directors recommends a vote FOR items 1 and 2.

1.	Election of Directors:
Nominees: (1) Sylvia A. Earle (2) Martin C. Jischke (3) Leroy C. Richie
		☐	FOR all nominees	☐	WITHHOLD FROM ALL NOMINEES	☐	FOR ALL EXCEPT
NOTE:
If you do not wish your shares voted "FOR" a particular nominee, mark the "FOR ALL EXCEPT" box and write the names(s) or number(s) of the nominees(s) you do not support on the line above. Your shares will be voted for the ramaining nominees.
2.	Ratification of appointment of Ernst & Young LLP as independent auditors for 2006.
	☐	FOR	☐	AGAINST	☐	ABSTAIN
The Board of Directors recommends a vote AGAINST item 3.
3.	Stockholder proposal requesting establishment of an Office of the Board of Directors.
	☐	FOR	☐	AGAINST	☐	ABSTAIN

(CONTINUED ON REVERSE SIDE)

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AGENDA FOR ANNUAL MEETING
VOTING SECURITIES
Item No. 1 ELECTION OF THREE DIRECTORS
DIRECTOR INFORMATION
NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS (FOR A TERM ENDING 2009)
INFORMATION ABOUT THE BOARD
Item No. 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
FEES PAID TO THE INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
Item No. 3 STOCKHOLDER PROPOSAL REQUESTING ESTABLISHMENT OF AN OFFICE OF THE BOARD OF DIRECTORS
Proposal
Supporting Statement of New York City Comptroller
Board of Directors' Response Opposing the Stockholder Proposal and Recommending a Vote "AGAINST" the Stockholder Proposal
REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE
EXECUTIVE COMPENSATION
STOCK OPTIONS
OPTION GRANTS IN LAST FISCAL YEAR
OPTION EXERCISES AND HOLDINGS
LONG-TERM INCENTIVE AWARDS
LONG-TERM INCENTIVE PLAN—AWARDS IN LAST FISCAL YEAR
RETIREMENT PLANS
CONTINUITY AGREEMENTS
PERFORMANCE GRAPH
STOCKHOLDER PROPOSALS AND NOMINATIONS
EXPENSES OF SOLICITATION
OWNERSHIP OF STOCK OF THE COMPANY
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
TRANSACTIONS WITH MANAGEMENT AND OTHERS
OTHER MATTERS
HOUSEHOLDING AND COMBINING ACCOUNTS
Exhibit A
Exhibit B